Exhibit 1.1

THE ARTICLES OF INCORPORATION

CHAPTER I: GENERAL PROVISIONS

Article 1    (Trade Name)

The name of the Company is Konami Kabushiki Kaisha, being expressed as “KONAMI CORPORATION” in English.

Article 2    (Purposes)

The purpose of the Company shall be to own shares of companies which run the following businesses or a foreign company which runs equivalent businesses, and be engaged in the control and administration of the subject companies’ business activities as well as implementation of operations incidental to such activities.

1.	Research, development, manufacture and distribution of software and hardware relating to electric appliances and electronic components;

2.	Planning, production, manufacture, rental and distribution of music, audio and visual software (including disks, tape and film, etc.); production and acquisition of master copies, and transferal or usage permission thereof;

3.	Acquisition, management, promotion of usage and development of music copyright and related performance rights, and transferal or usage permission thereof;

4.	Planning, production and distribution of books, magazines, sheet music and other publications;

5.	Development, manufacture and distribution of toys;

6.	Design of character products (with images of people, animals, etc. which have unique names or characters);

7.	Planning, production, distribution on the Internet and Internet related services;

8.	Gathering, online distribution, processing and online sales of information, pictures and music using electrical communication and electrical communication related services;

9.	Information processing services and information reporting services;

10.	Management and control of sports facilities, culture centers, day-care centers, fee-paying senior care facilities, amusement arcades, restaurants, accommodations, hot spring bathing facilities, saunas and parking lots;

11.	Management of schools for training and educating sport instructors, producers of digital content (application software for digital technology) and producers of computer software;

12.	Medical treatment services and beauty services;

13.	Production and sale of medical devices, medical products, sanitary products such as nursing care goods, and fitness equipment;

14.	Providing preventive care services and home care services in compliance with the nursing-care insurance law;

15.	Distribution of soft drinks, foods, alcoholic beverages, sports gear, clothing and computer game machines;

16.	Advertising agency, insurance agency, broadcasting business, travel agency and leisure business including tour, sports, etc.;

17.	Purchase and sale of antiques;

18.	Sale, purchase, lease, blockage and management of real estate;

19.	Job placement;

20.	General lease business and finance business;

21.	Holding of and investment in securities;

22.	Acquisition and management of copyrights, trademark rights, design rights, performance rights and rights to produce records and videos related to the preceding items;

23.	Import, export and agency business related to each of the preceding items;

24.	Investment in the party in charge of the business specified in the preceding items; and

25.	Any and all businesses incidental to any of the preceding items.

Article 3    (Location of Head Office)

The Company shall have its head office in Minato-ku, Tokyo.

Article 4    (Governing Bodies)

The Company shall have a Board of Directors, Corporate Auditors, a Board of Corporate Auditors and Accounting Auditors.

Article 5    (Method of Public Notice)

Public notices of the Company shall be published electronically. In cases where accident or other unavoidable circumstances preclude online publication, notices shall be carried in the Nihon Keizai Shimbun.

CHAPTER II: SHARES

Article 6    (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be four hundred fifty million (450,000,000).

Article 7    (Acquisition of the Company’s Own Shares)

In accordance with the provisions of Article 165, paragraph 2 of the Corporate Law, the Company may acquire its own shares through market transactions by resolution of the Board of Directors.

Article 8    (Number of Shares Constituting One Unit)

The number of shares of the Company which constitute one (1) unit shall be one hundred (100).

Article 9    (Rights concerning Shares Constituting Less than One Unit)

Shareholders of the Company holding Shares Constituting Less than One Unit cannot exercise their rights as shareholders other than as enumerated below:

(1)	rights provided for in each item of Article 189, Paragraph 2 of the Corporate Law;

(2)	rights provided for in Article 166, Paragraph 1 of the Corporate Law;

(3)	rights of shareholders to subscribe for shares or stock acquisition rights in accordance with the number of shares they hold; and

(4)	rights to make a request provided for in Article 11 hereof.

Article 10    (Requests for purchase of fractional unit shares)

1.	Shareholders shall have the right to request that the Company sell to them that number of shares which will bring their current holdings numbering less than one unit up to one unit.

2.	The periods for such requests of additional shares, the methods required to be used, etc., shall be governed by rules established by the Board of Directors.

Article 11    (Administrator of Shareholders’ Register)

1.	The Company shall appoint an administrator of the shareholders’ register.

2.	The administrator of the shareholders’ register and its handling office shall be designated by resolution of the Board of Directors, and public notice thereof shall be given.

3.	The preparation and retention of the register of shareholders and ledger of stock acquisition rights of the Company or any other business related thereto shall be entrusted to the administrator of shareholders’ register and shall not be handled by the Company.

Article 12    (Share Handling Rules)

The handling business relating to shares of the Company shall be subject to the provisions of the Share Handling Regulations determined by the Board of Directors as well as laws and regulations and these Articles of Incorporation.

Article 13    (Convocation)

An ordinary general meeting of shareholders of the Company shall be convened in June of each year and an extraordinary general meeting of shareholders shall be convened from time to time whenever necessary. Such general meetings of shareholders shall be held within the wards in Tokyo.

Article 14    (Record Date for Ordinary General Meeting of Shareholders)

The record date for the determination of voting rights at the Company’s ordinary general meeting of shareholders shall be March 31st of each year.

Article 15    (Convener and Chairperson)

Chairman or President shall convene the general meetings of shareholders of the Company and act as a chairperson. If both Chairman and President are unable to act in this capacity, one of the other Directors shall take his/her place in the order previously determined by a resolution of the Board of Directors.

Article 16    (Internet Disclosure of Reference Documents, etc. and Deemed Provision Thereof)

In convening a general meeting of shareholders, the Company may, pursuant to the relevant regulation issued by the Ministry of Justice, deem that it has duly provided its shareholders with the information which must be mentioned or displayed in the reference document of a general meeting of shareholders, business report, financial statements and consolidated financial statements by disclosing such information using the Internet.

Article 17    (Method of Resolution)

1.	Unless otherwise provided for by laws and regulations or these Articles of Incorporation, resolutions at a general meeting of shareholders shall be approved by the majority of the voting rights of the shareholders present who are entitled to exercise their voting rights at said meeting.

2.	Extraordinary resolutions, subject to Article 309, Paragraph 2 of the Corporate Law, can be made by a two-thirds vote of the shareholders present, who possess one-third or more of the voting rights of the shareholders who are entitled to exercise their voting rights at said meeting.

Article 18    (Exercise of Voting Rights by Proxy)

A shareholder may exercise his/her voting right by one (1) proxy who is also a shareholder having voting right of the Company; provided, however, that such shareholder or proxy submits to the Company documents evidencing his/her authority at the general meeting of shareholders at which the proxy is voting on behalf of the shareholder.

CHAPTER IV: DIRECTORS AND THE BOARD OF DIRECTORS

Article 19    (Number of Directors)

The number of Directors of the Company shall not be more than twelve (12).

Article 20    (Election of Directors)

1.	Directors of the Company shall be elected at a general meeting of shareholders.

2.	Directors of the Company shall be elected by the majority of the voting rights of shareholders present at a general meeting of shareholders who have one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights thereat.

3.	The election of Directors of the Company shall not be made by a cumulative voting.

Article 21    (Term of Office of Directors)

1.	The term of office of Directors of the Company shall expire upon the conclusion of the ordinary general meeting of shareholders with respect to the last business year ending within one (1) year after their election.

Article 22    (Representative Directors and Directors with Title)

1.	Director(s) who represent the Company shall be appointed at a meeting of the Board of Directors.

2.	The President and Director and any other Directors with specific titles shall be appointed at a meeting of the Board of Directors.

Article 23    (Convocation of the Meeting of the Board of Directors and Chairperson)

1.	Chairman or President shall convene a meeting of the Board of Directors and act as a chairperson unless otherwise provided for by laws or regulations. If both Chairman and President are unable to act in this capacity, one of the other Directors shall take his/her place in the order previously determined by a resolution of the Board of Directors.

2.	Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in case of emergency.

3.	With the consent of all the Directors and Corporate Auditors, a meeting of the Board of Directors may be held without complying with the convocation procedures.

Article 24.    (Omission of Resolution of the Board of Directors)

In case where requirements as provided for in Article 370 of the Corporate Law are satisfied, the Company deems that relevant resolutions of the Board of Directors shall have been duly made.

Article 25    (Regulations of the Board of Directors)

Matters regarding the Board of Directors of the Company shall be determined pursuant to the Regulations of the Board of Directors unless otherwise provided for by laws, regulations or these Articles of Incorporation.

Article 26    (Remuneration, etc.)

The remuneration for Directors, annual bonus and other proprietary benefits received from the Company as consideration for execution of their duties (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of a general meeting of shareholders.

Article 27    (Limited Liability Contracts with External Directors)

In accordance with the provisions of Article 427, Paragraph 1 of the Corporate Law, the Company may enter into contracts with External Directors under which their liabilities provided for in Article 423, Paragraph 1 of the said law shall be restricted.

CHAPTER V: CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

Article 28    (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall not be more than five (5).

Article 29    (Election of Corporate Auditors)

1.	Corporate Auditors of the Company shall be elected at a general meeting of shareholders.

2.	Corporate Auditors of the Company shall be elected by the majority of the voting rights of shareholders present at a general meeting of shareholders who have one third (1/3) or more of the voting rights of the shareholders entitled to exercise their voting rights thereat.

Article 30    (Term of Office of Corporate Auditors)

1.	The term of office of Corporate Auditors of the Company shall expire upon the conclusion of the ordinary general meeting of shareholders with respect to the last business year ending within four (4) year after their election.

2.	The term of office of the Corporate Auditor elected to fill a vacancy of a retired Corporate Auditor shall expire when such predecessor’s full term of office would have expired.

Article 31    (Standing Corporate Auditors)

The Board of Corporate Auditors shall, by resolution thereof, elect Standing Corporate Auditors from among the Corporate Auditors.

Article 32    (Notice of Convocation of the Meeting of the Board of Corporate Auditors)

1.	Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in case of emergency.

2.	If the consent of all Corporate Auditors is obtained, a meeting of the Board of Corporate Auditors may be held without following the procedures for convening the meeting.

Article 33    (Regulations of the Board of Corporate Auditors)

Matters regarding the Board of Corporate Auditors shall be determined pursuant to the Regulations of the Board of Corporate Auditors unless otherwise provided for by laws, regulations or these Articles of Incorporation.

Article 34    (Remuneration, etc.)

The Remuneration, etc. for Corporate Auditors, shall be determined by resolution of a general meeting of shareholders.

Article 35    (Limited Liability Contracts with External Corporate Auditors)

In accordance with the provisions of Article 427, Paragraph 1 of the Corporate Law, the Company may enter into contracts with External Corporate Auditors under which their liabilities provided for in Article 423, Paragraph 1 of the said law shall be restricted.

CHAPTER VI: ACCOUNTS

Article 36    (Business Year)

The business year of the Company shall commence on April 1 of every year and end on March 31 of the following year.

Article 37    (Governing Bodies to Determine Distribution of Surplus, etc.)

The Company shall determine the matters listed in each Item of Article 459, Paragraph 1 of the Corporate Law, including distribution of surplus, by resolution of the Board of Directors, and not by resolution at a general meeting of shareholders, unless otherwise provided for by laws or regulations.

Article 38    (Base Date for Distribution of Surplus)

1.	The base date for dividends of the Company shall be March 31st of each year.

2.	The base date for interim dividends of the Company shall be September 30th of each year.

3.	In addition to the dates referred to in the preceding two paragraphs, the Company may set a base date and distribute surplus on such date.

Article 39    (Prescription of Dividends)

In the case of cash dividends, the Company shall be exempted from the obligation of paying them if they remain unreceived for three (3) years after the date of the commencement of payment thereof.

SUPPLEMENTARY PROVISIONS

Article 1

The preparation and retention of the register of lost share certificates of the Company or any other business related thereto shall be entrusted to the administrator of shareholders’ register and shall not be handled by the Company.

Article 2

The preceding Article and this Article shall be deleted on January 6, 2010.